Exhibit 4.2

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED ON OR ABOUT NOVEMBER       , 2014 BY AND AMONG SILICON VALLEY BANK, COLLEGIUM PHARMACEUTICAL, INC. AND THE HOLDER OF THIS INSTRUMENT AND HOLDERS OF OTHER INSTRUMENTS OF LIKE TENOR. THE HOLDER OF THIS INSTRUMENT AND BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THIS NOTE AND THE SUBORDINATION AGREEMENT, THE TERMS OF THE SUBORDINATION AGREEMENT SHALL CONTROL.

THIS NOTE AND ANY SHARES ACQUIRED UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SUCH ACT OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO COLLEGIUM PHARMACEUTICAL, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

CONVERTIBLE PROMISSORY NOTE

$	November , 2014
No. 0001

FOR VALUE RECEIVED, Collegium Pharmaceutical, Inc., a Virginia corporation (the “Company”), promises to pay to                                        or its assigns (the “Holder”) the principal sum of $                                      , together with interest on the unpaid principal balance of this Note from time to time outstanding at the rate of 6% per year until paid in full.  Subject to the conversion provisions set forth herein, all principal and accrued interest shall be due and payable on the earlier of: (a) November       , 2015; (b) immediately prior to the closing of a transaction or series of related transactions that qualifies as a “Deemed Liquidation Event” as defined in the Company’s Articles of Incorporation then in effect; or (c) an Event of Default (as defined below) (such earlier date, the “Maturity Date”).

Interest on this Note shall be computed on the basis of a year of 365 days for the actual number of days elapsed.  All payments by the Company under this Note shall be in immediately available funds.

This Note is one of a series of the Company’s convertible promissory notes (collectively, the “Notes”) in the same form and issued pursuant to the Convertible Note Purchase Agreement dated of even date herewith (“Purchase Agreement”) by and among the Company and the purchasers of the Notes.  The terms and provisions of this Note may be modified or amended only by a written instrument duly executed by the Company and by the holders of at least 60% of the aggregate amount of outstanding principal under all Notes, which expressly refers to the Notes and modifies or amends all Notes in the same manner.  Capitalized terms not otherwise defined in this Note shall have the meaning set forth in the Purchase Agreement.

Conversion Upon a Qualified Financing

Effective upon the closing of a Qualified Financing (as defined below), all of the outstanding principal and accrued interest under this Note (the “Outstanding Amount”) will automatically be converted into shares of the same class and series of capital stock of the Company issued to other investors in the Qualified Financing (the “Qualified Financing Securities”) at a conversion price equal to the price per share of Qualified Financing Securities paid by other investors in the Qualified Financing, with any resulting fraction of a share rounded down to the nearest whole share (and the Company paying to the Holder a cash amount equal to such fraction multiplied by the price per share of Qualified Financing Securities paid by other investors in the in the Qualified Financing).  “Qualified Financing” means the first issuance of convertible preferred stock by the Company after the date hereof, with immediately available gross cash proceeds to the Company (excluding proceeds from conversion of any Notes or other indebtedness of the Company) of at least $10,000,000.  The Company shall notify the Holder in writing of the anticipated occurrence of a Qualified Financing at least 10 days prior to the closing date of the Qualified Financing.  Holder agrees to execute and deliver the same purchase agreement and all ancillary transaction agreements as are executed and delivered by the other investors in the Qualified Financing.

Optional Conversion Upon Maturity

If a Qualified Financing has not occurred on or before the Maturity Date, the outstanding principal and unpaid accrued interest on the Note, at the option of the Holder, upon delivery of written notice to the Company on or after the Maturity Date, may be paid in cash or converted into shares of the Company’s common stock. The number of shares of Common Stock to be issued upon conversion of this Note shall be equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest due on the Note, or portion thereof, on the date of conversion by the-then fair market value of a share of the Company’s common stock as determined in good faith by the Company’s Board of Directors.

Events of Default

The Outstanding Amount shall become immediately due and payable without notice or demand (but subject to the conversion rights set forth herein) upon the occurrence at any time of any of the following events of default (individually, an “Event of Default” and collectively, “Events of Default”):

(1)                                 the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or seeks the appointment of a custodian, receiver, trustee (or other similar official) of the Company or all or any substantial portion of the Company’s assets, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing, or fails to generally pay its debts as they become due;

(2)                                 an involuntary petition is filed, or any proceeding or case is commenced, against the Company (unless such proceeding or case is dismissed or discharged within 60 days of the filing or commencement thereof) under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, liquidation or moratorium statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is applied or appointed for the Company or to take possession, custody or control of any property of the Company, or an order for relief is entered against the Company in any of the foregoing; or

(3)                                 an event of default under any mortgage, indenture, contract, obligation, instrument or indebtedness of the Company, which default causes the creditor to claim a default and accelerate payments under the financing agreement between the Company and the Senior Creditor.

Miscellaneous

This Note may not be prepaid, in whole or in part, without the prior written consent of the Holder.

All payments by the Company under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

The Company agrees to pay all expenses, including reasonable attorneys’ fees and disbursements, incurred by the Holder in endeavoring to collect any amounts payable hereunder which are not paid when due or to otherwise enforce its rights hereunder.

No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

Holder represents and warrants to the Company as follows (a) Holder is acquiring the Note, and any securities issuable upon conversion hereof, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Holder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof; (b) Holder is an “accredited investor” as defined in Rule 501 (a) under the Securities Act of 1933, as amended (the “Act”); and (c) Holder has made such inquiry concerning the Company and its business and personnel as it has deemed appropriate.

All payments by the Company under this Note shall be applied first to any fees and expenses due and payable hereunder, then to the accrued interest due and payable hereunder and the remainder, if any, to the outstanding principal.

The Company and every endorser or guarantor of this Note, regardless of the time, order or place of signing, hereby waives presentment, demand, protest and notices of every kind and assents to any permitted extension of the time of payment and to the addition or release of any other party primarily or secondarily liable hereunder.

The Holder agrees that no stockholder, director or officer of the Company shall have any personal liability for the repayment of this Note.

All rights and obligations hereunder shall be governed by the laws of the Commonwealth of Virginia (without giving effect to principles of conflicts or choices of law) and this Note is executed as an instrument under seal.

[Signature Page Follows]

IN WITNESS WHEREOF, this Convertible Promissory Note has been executed and delivered as a sealed instrument on the date first above written by authorized representatives of the Company and the Holder.

COLLEGIUM PHARMACEUTICAL, INC.

By:
		Name:	Michael Heffernan
		Title:	Chief Executive Officer

Note No.:	#2014-000X

Original Holder:

Principal Amount:

SCHEDULE OF MATERIAL DIFFERENCES TO EXHIBIT 4.2

Name	Amount
Frazier Healthcare VI, L.P.	$924,264.47
Longitude Capital Associates, L.P.	$35,888.56
Longitude Venture Partners, L.P.	$1,790,610.36
Skyline Venture Partners V, L.P.	$1,494,408.06
Boston Millennia Associates II Partnership	$3,170.29
Boston Millennia Partners GmbH & Co. KG	$89,249.79
Boston Millennia Partners II Limited Partners	$626,750.08
Boston Millennia Partners II-A Limited Partnership	$30,022.87
Strategic Advisors Fund Limited Partnership	$5,635.52